Exhibit 10.4

The Hershey Company 100 Crystal A Drive Hershey, Pennsylvania 17033

Notice of Award of Performance Stock Units

1. EFFECTIVE DATE AND CONTINGENT TARGET AWARD. Effective _____________ (the “Grant Date”), Grantee will be awarded __________ contingent target Performance Stock Units (“PSUs”) pursuant to the terms of this agreement. The actual number of PSUs earned may be equal to, exceed or be less than the contingent target award, and will be based upon the Company’s attainment of the performance goals approved for the three-year performance cycle commencing in the year of the Grant Date (the “Performance Cycle”). Each earned PSU represents the right to receive one share of Hershey Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Notice of Award of Performance Stock Units (the “Notice of Award”).

The Grantee will have forty-five (45) days to accept the terms of this Notice of Award. By accepting the award of PSUs under this Notice of Award, Grantee accepts and agrees to: (i) these terms and conditions, (ii) the terms and conditions of The Hershey Company Equity and Incentive Compensation Plan (“EICP”), which are incorporated herein by reference, and (iii) as applicable, the terms and conditions of The Hershey Company Deferred Compensation Plan, which are incorporated herein by reference. This award of PSUs is expressly contingent upon Grantee agreeing to the obligations contained herein. Failure to agree to all the terms and conditions set forth herein in the form presented by The Hershey Company (“Hershey”) shall result in the PSUs being cancelled, with no benefit to Grantee.

The terms of this Notice of Award extend not only to the Grantee and Hershey, but also to Hershey’s past and present affiliated and related companies, subsidiaries, joint ventures, affiliated entities, parent companies and its and their respective successors and assigns, its and their past, present and future benefit and severance plans, including the EICP and the terms and conditions of The Hershey Company Deferred Compensation Plan, and their representatives, agents, trustees, officials, shareholders, officers, directors, employees, attorneys, benefit plan administrators and fiduciaries, both past and present, in their individual or representative capacities, and all of their successors and assigns (collectively with Hershey, the “Company ”).

2. DEFINITIONS. Wherever used herein, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined in this Notice of Award shall have the same meanings as set forth in the EICP.

(A) “Business Relationships” means the Company’s relationships with customers, suppliers, agents, licensees, licensors and others that likewise give the Company a competitive advantage.

    (B) “Committee” means the Compensation and Executive Organization Committee of the Board of Directors.

(C) “Competing Business” means any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization that (i) conducts or is planning to conduct a business similar to and/or in competition with any business conducted or planned by the Company and for which Grantee was employed or performed services in a job or had knowledge of the operations of such business(es) over the last two (2) years of Grantee’s employment with Hershey, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by the Company for which Grantee was employed or performed services in a job or had knowledge of the operations of such business(es) of the Company during the two (2) years prior to the termination of Grantee’s employment with Hershey. Grantee acknowledges that he/she will be deemed to have such knowledge if Grantee received, was in possession of or otherwise had access to Confidential Information regarding such business.

(D) “Confidential Information” means trade secrets and other confidential and proprietary information relating to the Company’s business, including, but not limited to, information about Hershey’s manufacturing processes; manuals, recipes and ingredient percentages; engineering drawings; product and process research and development; new product information; cost information; supplier data; strategic business information; information related to Hershey’s legal strategies or legal advice rendered to Hershey; marketing, financial and business development information, plans, forecasts, reports and budgets; customer information; new product strategies, plans and project activities; and acquisition and divestiture strategies, plans and project activities.

(E) “Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan and any successor or replacement plan thereof.

(F) “Disabled” means Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(G) “Key Employee” means a “specified employee” under Internal Revenue Code (“Code”) section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A. Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Employee Benefits Committee.

(H) Wherever reference is made to “performance metric,” the reference is intended to refer to a Performance Goal and the performance period (the Performance Cycle or a calendar year within the Performance Cycle) over which attainment of the Performance Goal is measured.

(I) “EICP” means The Hershey Company Equity and Incentive Compensation Plan, as in effect from time to time and any successor or replacement plan thereof.

(J) A Grantee is “Retirement Eligible” on and after the date the Grantee has both attained his or her 55th birthday and been continuously employed by Hershey for at least five (5) years.

(K) “Material Contact” means contact for the purpose of furthering the Company’s business.

(L) “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

3. VESTING DATE. On December 31 of the final year of the Performance Cycle (the “Vesting Date”), the Grantee shall vest in the number of PSUs earned based on the Company’s actual performance during the Performance Cycle relative to each performance metric, provided that the Grantee has remained in continuous employment with the Company from the Grant Date through such date and has accepted and agreed to all terms and conditions in this agreement.

In the event of a Change in Control, vesting of PSUs, if any, shall be determined in accordance with paragraph 15 of the EICP. In accordance with paragraph 15 of the EICP, if the PSUs are assumed or replaced, or remain outstanding, such that the PSUs as assumed, replaced or continued qualify as a Replacement Award under paragraph 15 of the EICP, the occurrence of the Change in Control shall not affect the vesting or payment of the PSUs which shall then constitute a Replaced Award as defined in the EICP. However, if within two (2) years following the Change in Control and prior to the Vesting Date, Grantee's employment is terminated by the Company for any reason other than for Cause (as defined in the EICP), by the Grantee for Good Reason (as defined in the EICP), as a result of Grantee 's death or as a result of Grantee becoming Disabled, the Grantee shall immediately vest in the Replacement Award upon such termination based on the provisions of The Hershey Company Executive Benefits Protection Plan (“EBPP”) applicable to Grantee. Notwithstanding the foregoing, if the Committee determines that the PSUs are not replaced in connection with a Change in Control with awards meeting the requirements for Replacement Awards, the Grantee shall vest in the PSUs and receive payment in accordance with the provisions of the EBPP applicable to Grantee.

If prior to the Vesting Date, the Grantee’s employment with the Company terminates for any reason, then the PSUs subject to this Notice of Award shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment unless the Grantee is entitled to vesting with respect to the PSUs under the terms of the EICP or other Company-sponsored plan or agreement or as described in this paragraph 3 relating to a Change in Control, paragraph 4 below relating to special vesting conditions or paragraph 13(G) below relating to Foreign Nationals, in which case such vesting of the PSUs will be in accordance with the terms of this Notice of Award or the applicable plan, agreement or local law. Notwithstanding anything in the EICP or this Notice of Award to the contrary, if the Grantee is terminated for Cause (as defined in the EICP) from the Company prior to payment pursuant to paragraph 6, all of the PSUs will immediately and automatically without any action on the part of the Grantee or the Company, be forfeited by the Grantee.

4. SPECIAL VESTING CONDITIONS. The Committee has determined that the following special vesting conditions shall apply to this award.

(A) If the Grantee’s employment with the Company terminates (i) as a result of the Grantee’s death or (ii) solely as a result of Grantee becoming Disabled, then the Grantee will vest immediately on the date of such termination in a prorated portion of the PSUs allocated to each performance metric in effect as of the date of employment termination and the number of PSUs earned, if any, will be determined based on Hershey’s financial statement accruals through the completed fiscal quarter immediately preceding termination of employment for each performance metric, provided, if such termination occurs during the first fiscal quarter, the number of earned PSUs will be based on the target number of PSUs allocated to each such performance metric.

(B) If the Grantee’s employment with the Company terminates (other than for Cause (as defined in the EICP)) when the Grantee is Retirement Eligible, then the Grantee will vest upon the Vesting Date in a prorated portion of the PSUs allocated to each performance metric and the number of PSUs earned, if any, will be based on Hershey’s actual performance during the Performance Cycle for each performance metric.

(C) The prorated portion of the earned PSUs allocated to each performance metric, determined as described in paragraphs 4(A) and 4(B) above, shall be equal to the number of PSUs allocated at the start of the Performance Cycle to such performance metric multiplied by a fraction, the numerator of which equals the number of full and partial calendar months during the performance period (the Performance Cycle or a calendar year within the Performance Cycle, as applicable) for such performance metric preceding the date of the Grantee’s termination and the denominator of which equals the number of months in the performance period for such performance metric. Any fractional share resulting from such calculations shall be eliminated by rounding down to the nearest whole number for each performance metric. Any PSUs subject to this Notice of Award in excess of the prorated amounts shall not vest pursuant to paragraph 4(A) or 4(B) but instead shall terminate and be completely forfeited as of the date of termination.

5. DETERMINATION OF EARNED PSUs. The number of PSUs earned, if any, with respect to each performance metric shall be determined following the conclusion of the Performance Cycle (and, if applicable, any performance period ending in the Performance Cycle), based upon achievement against the applicable Performance Goals. Any fractional share resulting from such calculations shall be eliminated by rounding to the nearest whole number for each performance metric. The determination of earned PSUs and the prorated amounts under paragraph 4(A) and 4(C) in the event of Grantee’s termination due to death or becoming Disabled will be made within 60 days following such termination. The final determination of the number of PSUs earned is subject to review, approval and modification by the Committee.

6. PAYMENT OF AWARD. Unless deferred under the Deferred Compensation Plan, earned PSUs that have vested (“Vested Units”) shall be paid in the form of a share of Common Stock, unless prohibited by applicable local law or as otherwise provided by the Committee or other applicable agreement or the EBPP, in which case the Vested Units will be paid in the cash equivalent, effective as of (A) the date the Committee approves the number of PSUs earned for the Performance Cycle (or, if earlier, the date the award vests in accordance with the provisions of paragraph 3 applicable upon a Change in Control), (B) the date of Grantee’s death, or (C) the date Grantee becomes Disabled. In the event payment is made pursuant to clause (A) above, such payment shall be made as soon as practicable following the Vesting Date and the Committee’s approval of the number of PSUs earned, but in no event later than March 15 following the calendar year in which the applicable date occurs. In the event payment is made pursuant to clause (B) or (C) above, such payment shall be made on or before the sixtieth (60th) day following the date of the applicable event.

Notwithstanding the foregoing, distributions due to a Separation from Service may not be made to a Key Employee before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay as a result of the Grantee’s Separation from Service shall be accumulated and paid within fifteen (15) days after the first day of the seventh month following the Grantee’s Separation from Service (or, if earlier, on or before the first day of the third month after the Participant’s death).
7. NON-COMPETITION. Grantee acknowledges that due to the nature of his/her employment with Hershey, he/she has and will have access to, contact with, and Confidential Information about the Company’s business and Business Relationships. Grantee acknowledges that the Company has incurred considerable expense and invested considerable time and resources in developing its Confidential Information and Business Relationships, and that such Confidential Information and Business Relationships are critical to the success of the Company’s business. Accordingly, both (i) during the term of his/her employment with Hershey, and (ii) for a period of twelve (12) months following the termination of his/her employment, Grantee, except in the performance of his/her duties to Hershey, shall not, without the prior written consent of Hershey’s Chief Human Resources Officer, directly or indirectly serve or act in a consulting, employee or managerial capacity, or engage in oversight of any person who serves or acts in a consulting, employee or managerial capacity, as an officer, director, employee, consultant, advisor, independent contractor, agent or representative of a Competing Business. This restriction shall apply to any Competing Business that conducts business or plans to conduct business in the same or substantially similar geographic area in which Grantee was employed or, directly or indirectly, performed services for Hershey during the two years prior to his/her termination of Grantee’s employment. Grantee acknowledges: (i) that the Company’s business is conducted throughout the United States and the world, (ii) notwithstanding the state of incorporation or principal office of Hershey, it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States and around the world, and (iii) as part of Grantee’s responsibilities, Grantee has conducted or may conduct business throughout the United States and around the world in furtherance of the Company’s business and its relationships. Grantee further acknowledges and understands that if he/she has any question about whether any prior position which Grantee has held at the Company over the last two (2) years subjects Grantee to specific restrictions, and will be used to identify Competing Business(es), Grantee should contact his/her Human Resource representative at Hershey.

8. NON-SOLICITATION. Grantee acknowledges that the Company has invested and will invest significant time and money to recruit and retain its employees and to develop valuable, continuing relationships with existing and prospective clients and customers of the Company. Accordingly, recognizing that Grantee has obtained and will obtain valuable information about employees of the Company and their respective talents and areas of expertise and information about the Company’s customers, suppliers, business partners, and/or vendors and their requirements, Grantee agrees both (i) during the term of his/her employment, and (ii) for a period of twelve (12) months following his/her termination of employment, Grantee, except in the performance of his/her duties to Hershey, shall not directly or indirectly (including as an officer, director, employee, consultant, advisor, agent or representative), for himself/herself or on behalf of any other person or entity:
(A) for any purpose that is in competition with any of the aspects of the Company’s business, solicit, take away or engage, or participate in soliciting, taking away or engaging, any current or potential customers, suppliers, agents, licensees or licensors of the Company with whom Grantee had contact while employed by Hershey, or about whom Grantee had access to Confidential Information as a result of Grantee’s employment; or
(B) recruit, hire, or attempt to recruit or hire, or solicit or encourage to leave their employment with the Company (either directly or by assisting others), any Company employee with whom Grantee had Material Contact during the last two (2) years of Grantee’s employment with Hershey. Notwithstanding the foregoing, this paragraph shall not be violated by (i) general advertising or solicitation not specifically targeted at employees of the Company, or (ii) actions taken by any person or entity with which Grantee is associated if Grantee is not directly or indirectly involved in any manner in the matter and has not identified such employee of the Company for recruiting or solicitation.
9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Grantee acknowledges that due to the nature of his/her employment and the position of trust that he/she holds or will hold with Hershey, he/she will have access to, learn, be provided with, and in some cases will prepare and create for the Company, Confidential Information. Grantee acknowledges and agrees that Confidential Information, whether or not in written form, is the exclusive property of Hershey, that it has been and will continue to be of critical importance to the business of Hershey, and that the disclosure of it will cause the Company substantial and irreparable harm. Accordingly, Grantee will not, either during his/her employment or at any time after the termination of his/her employment with Hershey, use or disclose any Confidential Information relating to the business of the Company which is not generally available to the public. Notwithstanding the foregoing provisions of this paragraph 9, Grantee may disclose or use any such information (i) when such disclosure or use may be required or appropriate in the good faith judgment of Grantee in the course of performing his/her duties to Hershey and in accordance with Hershey policies and procedures, (ii) when required by a court of law, by any governmental agency having supervisory authority over Grantee or the business of Hershey, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, or (iii) with the prior written consent of Hershey’s General Counsel. Notwithstanding anything herein to the contrary, Grantee understands and agrees that his/her obligations under this Agreement shall be in addition to, rather than in lieu of, any obligations Grantee may have under any applicable statute or at common law.
Grantee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Grantee files a lawsuit for retaliation against Hershey for reporting a suspected violation of law, Grantee may disclose Hershey’s trade secrets to Grantee’s attorney and use the trade secret information in the court proceeding, provided Grantee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

10.    ADDITIONAL RESTRICTIONS AND LIMITATIONS.

(A) To the extent that no PSUs are earned or the Grantee does not vest in any PSUs, all interest in such units and any related shares of Common Stock shall be forfeited. The Grantee shall have no right or interest in any PSU or related share of Common Stock that is forfeited.

(B) Upon each issuance or transfer of shares of Common Stock in accordance with this Notice of Award, a number of Vested Units equal to the number of shares of Common Stock issued or transferred to the Grantee shall be extinguished and such number of Vested Units will not be considered to be held by the Grantee for any purpose.

11. WITHHOLDING.

(A) The Company’s obligation to deliver shares of Common Stock or cash to settle the Vested Units shall be subject to the satisfaction of applicable tax withholding requirements. The Grantee may pay to the Company any applicable withholding tax due as a result of such payment.

(B) Unless the Grantee has otherwise paid the withholding tax due, the Company shall withhold from any cash which may be paid and/or reduce the number of shares of Common Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.

12. OTHER LAWS. The Company shall have the right to refuse to issue or transfer any shares under this Notice of Award if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

13. MISCELLANEOUS.

(A) This Notice of Award shall be subject to all of the provisions, definitions, terms and conditions set forth in the EICP and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Notice of Award. By accepting the PSUs awarded herewith, Grantee acknowledges and agrees that the PSUs are awarded under and governed by the terms and conditions set forth in this document and in the EICP, and the Employee Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to Grantee. Any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the EICP or the PSUs awarded thereunder shall be determined in all cases and for all purposes by the Committee or any successor committee, and any such determination shall be final, binding and conclusive for all purposes. In the event of any conflict between this Notice of Award and the Employee Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to Grantee, this Notice of Award shall govern. Grantee acknowledges that a remedy at law for any breach or threatened breach of this Notice of Award would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. Grantee acknowledges and agrees that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of this Notice of Award and that money damages would not be an adequate remedy. Grantee acknowledges and agrees that a violation of this Notice of Award would cause irreparable harm to the Company. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available by law or equity. If a court determines that Grantee has breached or threatened to breach this Notice of Award, Grantee agrees to reimburse the Company for all reasonable attorneys’ fees and costs incurred in enforcing its terms. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for a breach, which may include, but not be limited to, contract damages, lost profits and punitive damages.

(B) Grantee acknowledges and agrees that in addition to the relief described in paragraph 13(A), if the Committee determines, in its sole judgment, that Grantee has violated or threatened to violate the terms of this Notice of Award or the EICP, then Hershey may cancel any part of the award that has not vested. In addition, upon the request or direction of the Committee, Grantee shall also immediately deliver to Hershey, the cash equivalent of any PSUs that have vested and been distributed to Grantee under this Notice of Award, inclusive of any dividends paid on any vested shares.

(C) Notwithstanding anything in the EICP or this Notice of Award to the contrary, Grantee acknowledges that the Company may be entitled or required by law or Hershey policy to recoup compensation paid to Grantee pursuant to the EICP, and Grantee agrees to comply with any Company request or demand for recoupment.

(D) Grantee agrees that, at any time after Grantee’s termination of employment from Hershey, he/she will cooperate with the Company in (i) all investigations of any kind, (ii) helping to prepare and review documents and meetings with Company attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency or arbitration proceeding involving the Company and with respect to which Grantee has relevant information

(E) If one or more of the provisions of this Notice of Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Notice of Award to be construed so as to foster the intent of this award and the EICP.

(F) The PSUs are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Award shall be interpreted, operated and administered in a manner consistent with this intention.

(G) Notwithstanding anything herein to the contrary, in the event the Grantee: (i) is an employee of the Company in a country other than the United States (a “Foreign National”), (ii) is not subject to the federal income tax laws of the United States (“U.S. Tax Law”) for purposes of these PSUs, and (iii) has certain rights in the vesting and payment of the PSUs upon termination of employment under the laws of the country in which Grantee is employed, the vesting and payment of any unvested PSUs will be in accordance with the terms of a severance agreement entered into between the Company and Grantee that complies with the laws of the country in which Grantee is employed or in the absence of a severance agreement, as may be required by the laws of such country; provided, however, if any PSUs, granted to such Foreign National, are subject to U.S. Tax Law, the payment of such PSUs shall be governed by the terms of this Notice of Award.

(H) The award of PSUs and all terms and conditions related thereto, including those of the EICP, shall be governed by the laws of the Commonwealth of Pennsylvania. Grantee expressly consents that: (i) any action or proceeding relating to a breach or the enforceability of this Notice of Award will be brought only in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (ii) any such action or proceeding will be heard without a jury. Grantee expressly waives the right to bring any such action in any other jurisdiction and to have such action heard before a jury regardless of where such action is filed. The EICP shall control in the event there is a conflict between the EICP and these terms and conditions.

14. CONTACT INFORMATION. Copies of the EICP and Information Statement (Prospectus) for the EICP are available upon request from the myHR Support Center by calling 1-800-878-0440 or by email to myHR@hersheys.com. Contact the VP, Global Total Rewards for information relating to the performance metrics.